EXHIBIT 10.22
January 19, 2009

Via Hand Delivery

Thomas G. Yetter
555 Estates Drive
Copper Canyon, TX  75077

Dear Tom:

On behalf of Frozen Food Express Industries, Inc., FFE Transportation Services, Inc. and their affiliated companies (collectively referred to as the “Company”), I am providing you with this letter describing severance benefits providing for an amicable transition on terms and conditions acceptable to both you and the Company.  The following sets forth the terms and conditions of our agreement (the “Agreement”).

1.
Separation of Employment.  You and the Company agree that your employment with the Company and all other director, officer and employee positions, if any, held by you will end effective January 19, 2009 (the “Separation Date”).  We agree that your separation will be characterized as and constitute a voluntary resignation (or retirement) from all director, officer and employee positions with the Company.  In order to receive any benefits under this Agreement, in addition to complying with all of its terms, you must fully cooperate with the Company in the transition of your responsibilities and preparation of necessary documents prior your acceptance of the Agreement.  Commencing on the Separation Date, you will have no power or authority to incur any debt, liability, or obligation on behalf of the Company.

2.
Severance Payment.  Subject to the provisions of Section 10 below and contingent upon your execution and return of this Agreement on or before the Expiration Date, you will receive $240,747.00, which will be subject to statutory deductions and withholdings.  This will be paid in a lump sum on February 5, 2009.

3.
Expense Reimbursements.  The Company will reimburse you for pre-approved reasonable and necessary business expenses prior to the Separation Date upon presentation of an appropriate itemization of expenses incurred. Any such reimbursement(s) should be submitted to the Company no later than January 31, 2009, otherwise the Company shall have no further obligation to pay you for such reimbursement(s).

4.	Confidentiality. By accepting the benefits, payments, and other items described above, you agree that:

a.
All documents (including this Agreement), records, techniques, business secrets and other information which have come into your possession from time to time as a result of your employment with the Company (“Confidential Information and Business Secrets”) are and shall remain confidential and proprietary to the Company and/or its affiliates for a period of two (2) years after the date hereof, and, during such period, you will keep confidential and not divulge to any other party any of the Company’s and/or its affiliates’ Confidential Information and Business Secrets, including, but not limited to, Confidential Information and Business Secrets relating to such matters as the Company’s finances (including financial results, budgets, forecast, and long-range plans), operations, materials, processes, plans, designs, models, new products, apparatus, equipment, or formulas used in the Company’s operations, and the names of the Company’s customers and suppliers; provided, however, that Confidential Information and Business Secrets shall not include information which has become publicly known or made generally available through no wrongful act by you, is developed by you independent of the Confidential Information and Business Secrets or which has been rightfully received by you from a third party not precluded from making such disclosure or any information or documentation that evidences, describes or documents compensation, equity or derivative holdings, benefit plans, insurance (including health insurance), reimbursements or like matters and other matters related primarily to your employment or necessary for tax reporting purposes;

b.
All of the Company’s and/or its affiliates’ and related companies’ Confidential Information and Business Secrets are and shall remain the sole and exclusive property of the Company and/or its affiliates and related companies;

c.
You will return to the Company or destroy all Company property and the property of any of its affiliates, including all Confidential Information and Business Secrets which came into your possession during your employment with the Company;

d.	You will not disparage the Company or any of the Releasees (as that term is defined in Section 7 below), and in return, neither the Company nor any of the Releases will disparage you;

e.
At any time prior to October 19, 2009, you will not, whether for your own account or for the account of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly solicit or endeavor to entice away from the Company any person who is employed by or otherwise engaged to perform services for the Company or any of the Company Releasees, or to interfere with the business relationship of the Company with any person who is then a customer of the Company; and

f.
If you fail to comply with any of the provisions of this Section 6, the Company will be entitled to a pro rata rebate of the severance paid to you.  In addition, the Company shall be entitled, upon application to any court of competent jurisdiction, to specific performance or injunction or other relief in order to enforce or prevent violation of such provision or provisions through September 30, 2009.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from you.

5.	Release of Claims.

a.	In exchange for the consideration set forth in Section 2, you hereby, on behalf of yourself, your descendants, ancestors, dependents, heirs, representatives, executors, administrators, and assigns:

i.
Fully and forever release and discharge the Company and each of its parent and holding companies, subsidiaries, affiliates, divisions, successors, and assigns, including but not limited to FFE Transportation Services, Inc. and Frozen Food Express Industries, Inc., together with all of their past and present trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, and representatives (collectively the “Company Releasees”), from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders, or liabilities of whatsoever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, which you now own or hold or have or may have at any time heretofore or hereafter owned or held as against the Company and/or any of the Company Releasees, arising out of or in any way connected with:

1.	your employment relationship with the Company and/or any of its past or present subsidiaries or parent or affiliated companies or entities;

2.	your Separation from the Company and/or any of its past or present subsidiaries or parent or affiliated companies or entities; and

3.
any and all other transactions, occurrences, acts or omissions, and any loss, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Company and/or any of the Company Releasees arising, committed, or omitted prior to the effective date of this Agreement or at any time during your employment with the Company or with any of the Yetter Releasees, including, but not limited to claims under  Title VII of the Civil Rights Act of 1964, the Texas Commission on Human Rights Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Civil Rights Act of 1866, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, any and all claims for breach of contract, tort, and personal injury of any kind, including but not limited to any claims for severance pay, bonus, salary, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance, or any other fringe benefit, worker’s compensation or disability, and/or any claims under any other federal, state, local, or other governmental statute, regulation, and/or common law.

Notwithstanding the foregoing, the foregoing release shall not release or discharge your rights under this Agreement, claims which may arise after the effective date of this Agreement, claims for pension and retirement plan benefits (including 401(k) related benefits), any equity or derivative interest in the Company, continuing rights under the Company’s health insurance as provided therein or by law (including COBRA), any rights of indemnification under state law, the Company’s certificate or articles of incorporation, bylaws or contract, or rights to coverage under director, officer, fiduciary and/or similar insurance coverages as maintained from time to time by the Company (collectively, the “Continuing Obligations”).

b.	In exchange for the consideration set forth herein, the Company hereby, on behalf of itself, the Company Releasees and its successors and assigns:

i.
Fully and forever release and discharge you and each of your descendants, ancestors, dependents, heirs, representatives, executors, administrators and assigns, together with all of their past and present trustees, agents, attorneys, insurers and employees (collectively, the “Yetter Releasees”), from any and all claims, demands, rights, liens, agreements, contracts, duties, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and/or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which the Company now owns or holds or has or may have at any time heretofore or hereafter owned or held as against you and/or any of the Yetter Releasees, arising out of or in any way connected with:

1.	your employment relationship and officer and director positions with the Company and/or any of its past or present subsidiaries or parent or affiliated companies or entities; and

2.
any and all other transactions, occurrences, acts or omissions, and any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on your part or on the part of any of the Yetter Releasees arising, committed or omitted prior to the effective date of this Agreement or at any time during your employment or tenure of your positions with the Company or with any of the Yetter Releasees, including any claims under any federal, state, local or other governmental statute, regulation and/or common law.

6.
Non-Liability.  You and the Company agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time, for any purpose, an admission by you or the Company or by any of the Company Releasees or Yetter Releasees of any liability or wrongful or unlawful conduct of any kind whatsoever

7.
Withholdings.  All payments or benefits to you under this Agreement or otherwise are subject to withholding by the Company from such payments or benefits in accordance with applicable laws and regulations then in effect, including but not limited to any federal, state, regional, and local taxes.

8.
Company Property.  You agree to destroy or return to the Company, on or before the close of business on the Expiration Date, any and all Company property (including, but not limited to, sales materials, documents or other company records, parking cards, pass cards, access cards, keys, calling cards, mobile phones, beepers, pagers, credit cards, computers, fax machines, copy machines, Palm Pilots or personal digital assistants, or any other equipment) that you have or may have in your possession or control.  If you do not return any items of Company property in your possession or control by said date, then the Company may, in addition to any rights and remedies it may have under this Agreement or otherwise, withhold any and all payments to be made to you hereunder.

9.
Neutral Reference Policy.  Pursuant to Company policy, the Human Resources Department will confirm to prospective employers your position held, dates of employment, and social security number.  The Company will not provide any other information about your employment, including a letter of reference.

10.
Notices.  All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand , reputable local or overnight delivery service or mailed within the continental United States by first class, registered, or certified mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

a.	If to the Company:
Stoney M. Stubbs, Jr.
Chairman, President, and CEO
Frozen Food Express Industries, Inc.
1145 Empire Central Place
Dallas, Texas 75247-4309

b.	If to you:
Tom Yetter
555 Estates Drive
Copper Canyon, TX 75077

Either party by notice in writing to the other may change the address to which notices, requests, demands, or other communications to it shall be mailed.

11.	Offer. This offer shall remain in effect through the close of business on February 10, 2009 (the “Expiration Date”), after which it shall be deemed to have been automatically withdrawn.

12.	Employee Acknowledgments and Representations. You hereby acknowledge and represent that:

a.
You have been advised in writing to seek the advice of an attorney before signing this Agreement, and you have had an adequate opportunity to seek legal counsel of your own choosing.  The Company and you agree that the parties have relied upon the advice of their respective attorney or have knowingly and willingly not sought the advice of such attorneys.  You represent that the terms of this Agreement are fully understood and knowingly and voluntarily accepted by you.

b.
You acknowledge that you received this Agreement on January 19, 2009, and that you have at least twenty-one (21) days to consider its terms and decide whether to sign it. By signing this Agreement, you will be representing that you considered its terms for at least twenty-one (21) days or knowingly and voluntarily waived your right to do so.

c.
This Agreement will become null and void and of no further force or effect if the Company does not receive a fully executed copy from you after the Separation Date but ON OR BEFORE the close of business on the Expiration Date.

13.
Separation from Company Associations.  You agree that, as of the Separation Date, you will resign from any and all offices, directorships and positions held with the Company as well as its parent, subsidiary, and affiliated companies and divisions, including but not limited to Frozen Food Express Industries, Inc., FFE Transportation Services, Inc., Lisa Motor Lines, Inc., American Eagle Lines, AirPro Holdings, Inc., and W&B Refrigeration Service Company and relinquish all rights and duties connected therewith.  You further acknowledge that, following the Separation Date, you shall hold no further positions with the Company and/or its parent, subsidiary, and affiliated companies.

14.	Miscellaneous.

a.	Assignment. This Agreement shall not be assigned, pledged, or transferred in any way by you without the Company’s prior written consent.

b.	Modification. No change, alteration, or modification of this Agreement may be made except in writing signed by both parties thereto.

c.
Entire Agreement:  The matters set forth in this Agreement constitute the entire agreement between Consultant and the Company and supersede all prior agreements, negotiations, and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof.  No other representations, covenants, undertakings, or other prior or contemporaneous agreements, oral or written, regarding the matters set forth in this Agreement shall be deemed to exist or bind any of the parties hereto.  Each party understands and agrees that it has not relied on any statement or representation by the other party or any of its representatives in entering into this Agreement.

d.	Headings. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement nor limit or otherwise affect the meaning hereof.

e.
Severability.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction, a provision that most closely resembles the parties’ intent, but which is legally enforceable, shall be deemed to have been automatically substituted in the place and stead of such illegal or unenforceable provision.  If a legal provision which would carry out the parties’ intent cannot, as a practical matter, be substituted in the place of such unenforceable provision (other than the general release language), then such provision shall immediately become null and void, but leaving the remainder of this Agreement in full force and effect.  If, however, any portion of the general release language were ruled or deemed to be unenforceable for any reason, then you agree to promptly return to the Company all of the consideration that has been paid to you under this Agreement.

f.
Rights and Remedies Cumulative.  No failure or delay on the part of any party hereto in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of or the exercise of any other right hereunder preclude any other or further exercise thereof or the exercise of any other right.  No right or remedy provided for herein is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

g.
All Commitments.  The amounts and benefits payable to you under or referenced in this Agreement and the Continuing Obligations constitute all payments or benefits which the Company shall be obligated to provide for you, and you agree that, except as provided or referenced herein or with respect to the Continuing Obligations, neither you nor your estate will have any rights under any bonus plan, incentive compensation plan, health plan, or any other benefit or compensation plan whatsoever.  Any rights under any savings, benefit or pension plan, if applicable, are subject to the terms and conditions of such plans.

15.
Governing Law and Venue.  The terms and provisions of this letter agreement and release shall be governed by and construed in accordance with the laws of the STATE OF TEXAS, exclusive of any conflict of law provisions, and venue for all purposes of this letter agreement and release shall be in a court of competent jurisdiction sitting in DALLAS COUNTY, TEXAS or the applicable federal district or appellate court having jurisdiction over actions filed in such county and state.

16.
BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT.  READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

If the foregoing is acceptable to you, please acknowledge your agreement by signing three copies of this letter and returning two of them to me after the Separation Date but ON OR BEFORE February 10, 2009.  The remaining copy is for your files.

Sincerely,
/s/ Stoney M. Stubbs, Jr.
Stoney M. Stubbs, Jr.
Chairman, President,
Chief Executive Officer
Frozen Food Express Industries, Inc.
ACCEPTED AND AGREED:

/s/ Thomas G. Yetter
Thomas G. Yetter